ARTICLES OF INCORPORATION

OF

TESMARK, INC.

The undersigned natural person, being at least eighteen years of age, acting as incorporator of a corporation in the State of Nevada, adopts the following Articles of incorporation for such corporation:

ARTICLE I

The name of this corporation is:

TESMARK, INC.

ARTICLE II

The corporation is organized to engage in any lawful acts, activities, and pursuits for which a corporation may be organized under the laws of the State of Nevada.

ARTICLE III

The corporation is authorized to issue the following classes of shares: Twenty-Four Million (24,000,000) shares of common voting stock with a par value of one mil ($.001) per share; and One Million (1,000,000) shares of preferred stock with a par value of one mil ($.001) per share. The common stock shall have unlimited voting rights and shall be entitled to receive the net assets of the corporation upon dissolution. There shall be no preemptive rights or assessments for any shares; unless otherwise provided in the Bylaws, the shareholders may not accumulate their shares for voting purposes.

The Board of Directors shall have the authority to divide the stock into series on all the classes, establish the number of shares for any series, determine the qualifications, limitations or restrictions of rights thereon; and in addition to the foregoing, the Board of Directors may designate such voting rights for the preferred shares as they may deem appropriate.

ARTICLE IV

The period of duration of the corporation is perpetual.

ARTICLE V

The street address of the incorporator and initial resident office at the corporation is 3702 South Virginia Street, Suite G12-205, Reno, Nevada 89502; the name of the corporation's initial resident agent at that office is Robert P. Hiatt, whose signature of acceptance as the resident agent is set forth on the signature page of these articles of incorporation.

ARTICLE VI

The Governing Board of this corporation shall be styled as the Board of Directors; the initial Board of Directors shall consist of one member, the incorporator, Robert P. Hiatt, at the address above.

To the fullest extent permitted by the Nevada corporations laws or any other applicable law as now in effect or as it may hereafter be amended, officers or directors of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action, as an officer or director.

Dated this 29th day of Sept, 1998.

/s/ Robert F. Hiatt

Incorporator

State of California )

)ss

County of Plumas )

Subscribed and sworn to before me this 29th day of September by Robert F. Hiatt, who signed as Incorporator of the above-named corporation.

/s/ J. Amodei

Notary Public

The undersigned hereby accepts and acknowledges appointment as the Resident Agent of this corporation. Dated 9-29, 1998.

/s/ Robert F. Hiatt

Resident Agent